FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. PROVIDES INITIAL GUIDANCE FOR 2010

New York, New York, November 23, 2009:  Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced its initial guidance for 2010 which calls for net sales of $440.0 million, and net income attributable to Inter Parfums, Inc. of approximately $23.5 million, or $0.78 per diluted share.  Guidance assumes the dollar remains at current levels.

Jean Madar, Chairman and CEO of Inter Parfums, noted, "Our 2010 guidance is based in a somewhat improved economic climate, and does not include any non-recurring foreign currency hedge gains as we had in 2009.  Our guidance is based primarily on the strength of our brands and of our new product launch schedule, and gives us confidence that we will be able to achieve growth in both our European-based and U.S.-based operations.  We will continue to explore new opportunities and take initiatives to successfully grow our brands.

"One of these initiatives is the investment we are making to further grow our largest brand, Burberry, in 2010, through the launch of a cosmetics line for women in about 30 to 40 shops around the world.  The launch of this cosmetics line will require a significant investment in the first year to develop the product, build cosmetic counters, hire and train personnel, and is expected to affect 2010 net income attributable to Inter Parfums, Inc. by approximately $1.5 million or approximately $0.05 per diluted share.  We believe that this is an essential step which will take Burberry to the next level of growth.  The launch of the Burberry cosmetics line is also an important step to reach new customers and increase Inter Parfums exposure worldwide, which will build the foundation for further growth in the years to come."

Mr. Madar further stated, "We believe Inter Parfums, SA will announce a new prestige brand fragrance license early next year."

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Jimmy Choo, Paul Smith, and S.T. Dupont. The Company also owns Lanvin Perfumes and Nickel, a men's skin care company.  It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, New York & Company, Brooks Brothers and bebe brands.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. The Company's products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2008 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com